Exhibit 5.1

August 11, 2005

Photon Dynamics, Inc.
5970 Optical Court
San Jose, CA 95138
Re:       Registration on Form S-8
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Photon Dynamics, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 800,000 shares of the Company’s Common Stock, no par value per share (“Common Stock”), pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 Incentive Plan Shares”); (ii) 1,000,000 shares of Common Stock pursuant to the Company’s 2005 Employee Stock Purchase Plan (the “2005 Purchase Plan Shares”); and (iii) 400,000 shares of Common Stock pursuant to the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan Shares”).
In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Amended and Restated Articles of Incorporation, Certificate of Amendment of the Articles of Incorporation and Bylaws, as currently in effect, the Company’s 2005 Equity Incentive Plan (the “2005 Incentive Plan”), the Company’s 2005 Employee Stock Purchase Plan (the “2005 Purchase Plan”), and the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Our opinion is expressed only with respect to the federal laws of the United States of America and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2005 Incentive Plan Shares, the 2005 Purchase Plan Shares, and the Directors’ Plan Shares, when sold and issued in accordance with the 2005 Incentive Plan, the 2005 Purchase Plan and the Directors’ Plan, respectively, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,

Cooley Godward llp
By:	/s/ Brett D. White
Brett D. White